Exhibit 10.10


                              ENVIROKARE TECH, INC.

                  Agreement and General Release (Charles Stein)

     This Agreement and General Release (hereinafter sometimes referred to as the "Agreement"), made this 27th day of November, by and between Envirokare Tech, Inc., a Nevada corporation ("Envirokare") and Charles Stein, an individual residing in Miami, Florida (hereinafter referred to as "Stein").

     WHEREAS, pursuant to that certain Employment Agreement between Envirokare and Stein, dated as of December 18, 2000, as amended as of March 14, 2001 (the "Employment Agreement"), Stein was employed by and served as Chairman of the Board of Directors, President and Chief Executive Officer of Envirokare;

     WHEREAS, effective as of March 26, 2001, Stein resigned as President of Envirokare;

     WHEREAS, pursuant to that certain Letter Agreement, dated May 8, 2001 between Envirokare and Stein, dated May 8, 2001 (the "Letter Agreement"), among other things, (i) the Employment Agreement was terminated, and Stein resigned as Chairman of the Board and Chief Executive Officer of Envirokare, all effective as of May 1, 2001, and (ii) Stein became Vice Chairman of the Board of Envirokare; and

     WHEREAS, Envirokare and Stein desire to resolve certain matters in connection with his employment by Envirokare and its subsidiaries;

     NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the parties agree as follows:

1. Date of Receipt. Stein acknowledges receipt of this Agreement and General Release.

2. Notice to Stein. Stein hereby acknowledges that this Agreement and General Release constitutes written notice and advice from Envirokare that:

     (a) He should consult with an attorney prior to executing this Agreement and General Release.

     (b) He has twenty-one (21) days from after the date first above set forth to consider and review this Agreement and General Release (the "Review Period"). If Stein does not sign this Agreement and General Release and return it to the Company within the Review Period, it will be null and void. Stein also understands that he may sign and return this Agreement and General Release before the Review Period expires. If Stein executes this Agreement and General Release prior to the expiration of such period, Stein does so voluntarily and after having had the opportunity to consult with an attorney.

     (c) He has seven (7) days (the "Revocation Period") following the date he executes this Agreement and General Release during which he may revoke his acceptance of this Agreement and General Release. Stein also understands that this Agreement and General Release shall not become effective or enforceable until the Revocation Period has expired.

     (d) This Agreement and General Release does not waive rights or claims that may arise after the date it is signed.

3. Termination of Letter Agreement. Effective at the conclusion of the Revocation Period (the "Termination Date"), the Letter Agreement shall be terminated in full without any further action on the part of Envirokare or Stein, and Stein shall cease to be an employee of Envirokare or any of its subsidiaries. Except as expressly provided in this Agreement, Stein shall not be entitled to receive any further wages, compensation, stock options or benefits arising pursuant to the Employment Agreement or the Letter Agreement or in connection with his employment relationship with Envirokare or any of its subsidiaries, and Stein shall not be entitled to any post termination wages, compensation or benefits (including, without limitation, severance pay, vacation pay or sick pay). Notwithstanding the foregoing,
     (a) Stein acknowledges that the obligations of Stein set forth in Section 7 (referring to confidentiality), Section 8 (referring to non-solicitation), and Section 9 (referring to non-competition) under the Employment Agreement survive the termination of Stein's employment pursuant to the terms of the Employment Agreement, and (b) Stein shall retain the options to purchase Envirokare common stock granted to him pursuant to the Letter Agreement, with such options remaining exercisable in accordance with their terms.

4. Resignation from Envirokare. Effective as of the Termination Date, Stein shall be deemed to have resigned in all capacities as an officer and director of Envirokare and its subsidiaries.

5. Payment. (a) Envirokare shall pay Stein, within one (1) business day after the Revocation Period expires, the amount of Seven Thousand Five Hundred dollars ($ 7,500.00) (the "Payment" or "Stein Payment") in consideration for the promises and covenants contained herein. Such Payment shall be made by wire transfer in accordance with wire transfer instructions provided by Stein, as follows:

          (b) In the event that either Mark Kallan or Gerald Breslauer receives a payment (the "Kallan Payment" or "Breslauer Payment") greater than the Stein Payment, pursuant to a completed agreement and general release by either Kallan or Breslauer with Envirokare, said agreement that pertains to the contract status for either Kallan or Breslauer with Envirokare, then Stein shall receive an additional payment from Envirokare that shall be equal to the difference between the greater of the "Kallan Payment" or "Breslauer Payment" less the Stein Payment. If required, as a result of the conditions set forth in this Section 5 (b), this additional payment shall be made to Stein in the manner as described in Section 5 (a) and no later than one (1) week after completion of either the Kallan or Breslauer agreement with Envirokare that results in a requirement for Envirokare to make the additional payment to Stein.

     Except for the payment(s) as described in this Section 5, Stein acknowledges and agrees that he is entitled to receive no other payments, benefits, or compensation from Envirokare or any of its subsidiaries.

6. Release by Stein. Stein, for himself, his heirs, successors and assigns (collectively, "Stein Releasors"), hereby remises, releases and forever discharges Envirokare and its affiliates, subsidiaries, successors, predecessors, shareholders, directors, trustees, officers, agents, servants, and employees and their successors and assigns (collectively, the "Releasees"), and all of them, of and from any and all rights, claims, causes of action, demands, suits, contracts, agreements, damages, and any and all claims, demands, and liabilities whatsoever of every name and nature, whether known or unknown, suspected or unsuspected, past or present, fixed or contingent, including, but not limited to causes of action for wrongful termination, breach of contract or breach of implied covenant of good faith and fair dealing, or claims of discrimination including violation of the Age Discrimination in Employment Act, violation of the Americans with Disabilities Act, or violation of Title VII of the Civil Rights Act of 1964, which the Stein Releasors have had, now have or may have had against the Releasees in any way related to (a) Stein's employment by Envirokare and its subsidiaries and his resignation therefrom; (b) the Employment Agreement; (c) the Letter Agreement and (d) all other acts or omissions related to any matter at any time prior to and including the date hereof; provided, however, that Envirokare is not released from its obligations hereunder.

7. Waiver by Stein. Without limiting the generality of the foregoing, Stein knowingly and voluntarily specifically waives any and all rights or claims arising under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964 or other federal, state or local statues, regulations or ordinances on the basis of age, race, sex, marital status, sexual preference, national origin, religion, color, handicap, veteran status, special disabled veteran status or any other basis prohibited by law, any claim alleging wrongful or improper discharge arising from any expressed or implied employment contract or breach of any alleged covenant of good faith or fair dealing.

8. Release by Envirokare. Envirokare, on behalf of itself and its subsidiaries (collectively, "Envirokare Releasors") hereby releases any and all claims, causes of action, demands, suits, contracts, agreements, damages, and any and all claims, demands, and liabilities whatsoever of every name and nature, whether known or unknown, suspected or unsuspected, past or present, fixed or contingent, which the Envirokare Releasors now have or ever had against Stein; provided, however, that Stein is not released from his obligations hereunder and those obligations preserved hereunder.

9. Surrender of Materials upon Termination. Upon the Termination Date, Stein shall immediately return to Envirokare all copies, in whatever form, of any and all Confidential Information (as defined in the Employment Agreement) and trade secrets and other properties of Envirokare and its affiliates that are in Stein's possession, custody or control.

10.  Stein Acknowledgements. Stein acknowledges and agrees that

     (a) He may subsequently discover facts which were in existence at the time this Agreement and General Release is signed in addition to or different from those which he now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Stein hereby waives any right, claim or cause of action that might arise as a result of such different or additional facts provided such facts were in existence at the time this Agreement and General Release is signed.

     (b) He will receive no other or further consideration under the terms hereof or otherwise in exchange for signing this Agreement and General Release.

     (c) He will not disclose any information regarding the terms and conditions of this Agreement and General Release except to his wife, counsel or tax advisor, or as may be required by lawful subpoena or order of court.

     (d) He and his advisors have been given ample opportunity to ask questions, consider, read, review and analyze this Agreement and General Release and that he understands its terms and conditions.

     (e) He is acting solely in reliance upon his own knowledge, belief and judgment or that of his advisors and not upon any representations (except those specifically set forth herein) made by Envirokare, or any others released under the terms hereof.

     (f) His decision to sign this Agreement and General Release is entirely voluntary and with full understanding of its consequences and without being coerced or threatened with retaliation of any sort.

11. Governing Law. This Agreement and General Release shall be interpreted, construed and applied in accordance with the laws of the State of Nevada.

12. No Violation. Envirokare expressly denies violation of any of its policies, procedures, or federal, State, or local laws, ordinances or regulations. The parties have entered into this Agreement and General Release for the sole purpose of resolving claims to avoid the burden, expense and uncertainty of litigation.

13. Entire Agreement. This document constitutes and contains the entire agreement and understanding concerning Stein's employment and other subject matters addressed herein between the parties and supersedes and replaced all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof.

14. Severability. If any individual provisions(s) of this Agreement and General Release or the application (s) thereof is held invalid, such determination shall not affect other provision(s) or application(s) of the Agreement which can be given effect without the invalid provision(s) or application(s); and to this end the provisions of this Agreement are declared to be severable.

15. No Subsequent Action. Stein agrees not to file any administrative charges or lawsuits relating to his employment, the termination of his employment, any management decision, work assignment or other employment action pertaining to Stein arising out of or relating in any way to Stein's employment with Envirokare.

16. Company Confidentiality. Envirokare shall keep this Agreement and General Release and its contents confidential and shall not disclose it or such contents to any other person or entity other than as may be required by law in connection with any proceeding or trial, or in a filing such as with a governmental agency such as the Securities and Exchange Commission, and the Company's accountants, counsel, institutional or senior lenders, investment bankers and other investors requiring knowledge hereof for purposes of any loan to or equity financing of the Company, including due diligence related thereto.

17. Expenses. Except as otherwise expressly provided herein, all costs and expenses (including attorneys' fees and expenses) incurred by the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be borne solely and entirely by the party which has incurred such expenses; provided, however, that, any expenses incurred by either party in enforcing its rights under this Agreement (including, but not limited to, attorneys' fees and expenses incurred in connection with any trial or appeal) shall be borne solely and entirely by the party against which such rights are successfully enforced.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which is an original, and all such counterparts constitute one and the same instrument.

                            [signature page follows]

     Wherefore, the parties hereto, intending to be legally bound hereby, have executed this Agreement and General Release to be effective as of the date first written above.



     /S/ Charles Stein                             /S/ Rusty Stein
--------------------------------             ----------------------------------
Charles Stein                                Witness

Date:  November 27, 2001                     If this date is less than 21 days
      --------------------------             after the Date of Receipt, Stein's
                                             signature below indicates he has
                                             voluntarily waived the remainder of
                                             the Review Period:


                                                   /S/ Charles Stein
                                             ----------------------------------
                                             Charles Stein

                                             Date: November 27, 2001
                                             ----------------------------------


                                                   /S/ Rusty Stein
                                             ----------------------------------
                                             Witness


Envirokare Tech, Inc.


By:   /S/ Steve Pappas
    ---------------------------
      Steve Pappas, President